Exhibit 10.5

FORM OF

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

SEARS HOLDINGS MANAGEMENT CORPORATION

AND

SERITAGE GROWTH PROPERTIES, L.P.

DATED AS OF [—], 2015

- i -

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), made and entered into effective as of [—], 2015, is by and between Sears Holdings Management Corporation, a Delaware corporation (“SHMC”), and Seritage Growth Properties, L.P., a Delaware limited partnership (“Seritage”). SHMC and Seritage each are sometimes referred to as a “Party” and together sometimes are referred to as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Separation, Distribution and Purchase and Sale Agreement, dated as of [—], 2015, by and between Sears Holdings Corporation (“SHC”) and Seritage Growth Properties (the “Separation Agreement”).

For good and valuable consideration, the receipt of which SHMC and Seritage hereby acknowledge, Seritage and SHMC hereby agree as follows:

ARTICLE I.

SERVICES

1.01 Services to be Provided. During the Service Period, SHMC shall provide, or cause to be provided, to Seritage the services described on Exhibit A to the extent not prohibited by applicable Law (each, a “Service,” and collectively, the “Services”). “Service Period” shall mean the period commencing on the Closing Date and continuing until 5:00 p.m. (Central Time) on the last day of the month in which the 18 calendar month anniversary of the Closing Date occurs (the “Expiration Date”). This Agreement shall automatically (and without notice) expire at 11:59 p.m. (Central Time) on the Expiration Date, unless otherwise agreed by the Parties in writing after the date of this Agreement, it being understood that neither Party has the right to renew or extend the Service Period without the written agreement of the other Party. Except as expressly stated in Exhibit A, in the event of any conflict or inconsistency between this Agreement and Exhibit A, this Agreement shall control. Unless otherwise agreed in writing by the Parties, the Services to be provided by or at the direction of SHMC under this Agreement are limited to those expressly stated herein, and those modified or added to this Agreement by a Service Change (defined in Section 1.03). This Agreement, and the Services, Fees and Expenses hereunder, may only be modified by a written amendment executed by both Parties, and Seritage acknowledges and agrees that in the absence of such signed written amendment, Seritage shall not rely (and any such reliance would be unreasonable) upon any proposed amendment or course of dealing by the Parties. Notwithstanding anything in this Agreement to the contrary, nothing in this agreement shall require or permit SHMC to provide any business managerial services to Seritage or to direct the business, financial or strategic policies or decisions of Seritage.

1.02 Quantity and Nature of Service. Except as otherwise provided in this Agreement, there shall be no change in the scope or level of, or use by, Seritage of the Services during the Service Period (including changes requiring the hiring or training of additional employees by SHMC) without the mutual written agreement of the Parties and adjustments, if any, to the charges for such Services. However, SHMC may make changes from time to time in the manner of performing Services (including changes to its, its Affiliates’ and its Personnel’s systems) without Seritage’s consent, whether the Services are provided by SHMC through its or its Affiliates’ employees or any third party provider contracted by SHMC or its Affiliates (a “Vendor”). Notwithstanding anything in this

Agreement to the contrary, SHMC shall not provide any legal services or legal advice to Seritage and Seritage shall not be entitled to rely on SHMC for legal advice or counsel, and any advisory communications given by SHMC to Seritage is not to be construed as legal advice. Seritage shall not resell any Services, provide the Services to any joint venture in which it participates or any non-wholly owned Subsidiary, or otherwise use the Services in any way other than as SHMC or its Affiliates used the Services prior to the Closing Date under the Separation Agreement with respect to the operation of the properties conveyed to Seritage under the Separation Agreement. For purposes of this Agreement, “Affiliate” means (i) with respect to Seritage, its Subsidiaries, and (ii) with respect to SHMC, SHC and its Subsidiaries; provided however, that except where the context indicates otherwise, for purposes of this Agreement, from and after the effective date of this Agreement, (1) neither Seritage nor its Subsidiaries shall be deemed to be Affiliates of SHMC, and (2) neither SHC nor its Subsidiaries shall be deemed to be Affiliates of Seritage. For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital, profit or beneficial interests, in the case of a partnership, limited liability company or trust, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities or interests to elect a majority of the board of directors or similar governing body or to Control such Person.

1.03 Changes in the Services. If Seritage desires to make changes in this Agreement to provide for different or additional Services to be provided by SHMC (each, a “Service Change”), the parties shall comply with the following Service Change process:

(a) Seritage shall prepare a written proposal for the Service Change including a description of the services, deliverables and schedule, in such detail as would be needed by an unaffiliated third party contractor to develop a competent price proposal for similar services. For special project work that is within the scope of services covered by an hourly or unit rate in Exhibit A, Seritage may use the hourly rate or unit rate stated in Exhibit A in developing the proposal price.

(b) All Service Change proposals and responses must be delivered by a Party’s Contact Person to the other Party’s Contact Person. If SHMC can provide the different or additional services proposed in a Service Change with its then-existing resources and capabilities, SHMC and Seritage will proceed to negotiate in good faith a proposed amendment to this Agreement to reflect the Service Change. If SHMC cannot provide any additional services proposed in a Service Change with its then-existing resources and capabilities, SHMC shall use commercially reasonable efforts to obtain such additional services through a third-party provider. SHMC and Seritage shall execute a written amendment to this Agreement reflecting each Service Change, including changes to the services, deliverables, schedule, fees, and expenses under this Agreement. If SHMC will arrange for the additional services under a Service Change to be provided by a third-party provider, Seritage shall, if requested by SHMC, execute a written agreement directly with the third-party provider for the additional services. In the absence of a signed amendment, the Parties must fulfill their obligations under this Agreement without regard to such proposed amendment.

(c) Any Service Change proposal by Seritage for a service to be added to the Services must be delivered to SHMC within the first 12 months following the effective date of this Agreement; no Service Changes for additional services will be made after that date.

1.04 Transition Plan. During the Service Period, Seritage shall provide SHMC with quarterly reports concerning Seritage’s plans for transitioning the performance of all Services to Seritage, its Affiliates or third party providers prior to the Expiration Date. SHMC shall provide Seritage with such information as is reasonably necessary to assist Seritage with such transition.

1.05 Standard of Care. Except as otherwise set forth in this Agreement, SHMC does not assume any responsibility under this Agreement other than to render the Services in Good Faith and in compliance with all applicable Laws, without willful misconduct or gross negligence. SHMC MAKES NO OTHER GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) REGARDING ANY OF THE SERVICES PROVIDED HEREUNDER, AND EXPRESSLY DISCLAIMS ALL OTHER GUARANTEES, REPRESENTATIONS AND WARRANTIES OF ANY NATURE WHATSOEVER, WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, SHMC SHALL ONLY BE OBLIGATED TO PROVIDE SERVICES IN A MANNER CONSISTENT WITH PAST PRACTICE (INCLUDING PRIORITIZATION AMONG PROJECTS FOR SHMC AND ITS AFFILIATES, AND SERITAGE AND ITS AFFILIATES).

1.06 Responsibility For Errors; Delays. SHMC’s sole responsibility to Seritage for errors or omissions in Services caused by SHMC shall be to furnish correct information, payment or adjustment in the Services, and if such errors or omissions are solely or primarily caused by SHMC, SHMC shall promptly furnish such corrections at no additional cost or expense to Seritage if Seritage promptly advises SHMC of such error or omission.

1.07 Good Faith Cooperation; Alternatives. SHMC and Seritage shall use Good Faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. If SHMC reasonably believes it is unable to provide any Service because of a failure to obtain Vendor consents or because of impracticability, SHMC shall notify Seritage promptly after SHMC becomes aware of such fact and the Parties shall cooperate to determine the best alternative approach. Seritage shall provide such reasonable advance notice and forecasts of Services as are requested by SHMC or its Vendor performing the Services from time to time.

1.08 Use of Third Parties. SHMC may use any Affiliate or any Vendor (including former Affiliates) to provide the Services; provided, however, that SHMC shall remain liable at all times for the performance of Services by such Affiliate or any Vendor or Personnel under this Agreement, except as stated in Section 1.06.

1.09 Assets of Seritage. During the Service Period, (a) SHMC and its Affiliates and Vendors may use, at no charge, all of the software and other assets, tangible and intangible, of Seritage (together, the “Assets”) to the extent necessary to perform the Services

(but for no other purpose), and (b) Seritage shall consult with SHMC prior to upgrading or replacing any of the Assets that are necessary for SHMC to provide the Services.

1.10 Ownership of Information and Other Assets. Neither Party shall acquire under this Agreement any right, title or interest in any Asset that is owned or licensed by the other. All Information provided by or on behalf of a Party to the other Party or its Affiliates for the purpose of providing or receiving the Services shall remain the property of the Party providing such Information. To the extent the provision of any Service involves intellectual property, including software or patented or copyrighted material, or material constituting trade secrets, each Party agrees that it and its Affiliates shall not copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the other Party. All specifications, tapes, software, programs, services, manuals, materials and documentation developed or provided by SHMC, its Affiliates or its Vendors and utilized in performing this Agreement shall be and remain the property of SHMC, such Affiliates or such Vendors, as applicable, and shall not, without SHMC’s prior written consent, be sold, transferred, disseminated or conveyed by Seritage or its Affiliates to any other Person (other than their Affiliates and their respective directors, officers, employees, agents and representatives) or used, in each case other than in receiving the Services under, or in performing, this Agreement.

1.11 Contact Person. Each Party shall appoint one contact person (a “Contact Person”) to facilitate communications and performance under this Agreement. The initial Contact Person of each Party is set forth on Exhibit B. Each Party shall have the right at any time and from time to time to replace its Contact Person by written notice to the other Party, following which Exhibit B shall be amended to reflect such Party’s new Contact Person.

ARTICLE II.

CHARGES AND PAYMENTS FOR SERVICES

2.01 Compensation.

(a) As consideration for the provision of the Services, Seritage shall pay, or cause to be paid, to SHMC or its designee(s) the fees for the Services as specified on Exhibit A (the “Fees”), payable as provided on Exhibit A. Upon termination of an individual Service, Seritage shall pay all Fees attributable to the Service being terminated actually performed, or expense actually incurred, through the date of termination of such Service. If the Fees include charges for Services performed by a Vendor and the Vendor’s fees increase during the Service Period, SHMC shall be entitled to include such increased charges as an increase in the Fees.

(b) For any Services requested by Seritage that are not otherwise performed or provided by SHMC in its normal business operations prior to the Closing Date (“New Services”), SHMC shall use commercially reasonable efforts to provide the New Services to Seritage, or arrange for third parties to provide them. Seritage shall pay SHMC a Fee to perform or provide New Services, equal to SHMC’s direct and indirect costs, plus [—]%, and including SHMC’s actual, reasonable expenses incurred in initiating the New Services.

(c) In addition to the Fees, Seritage shall reimburse SHMC or its designee(s) for all reasonable and documented expenses actually incurred in SHMC’s or its Affiliate’s performance of the Services that are not included in the Fees (“Expenses”), including, without limitation, the costs of any software, systems or other assets, or modifications thereof. To the extent reasonably practicable, SHMC shall provide Seritage with notice of such Expenses prior to incurring them. If directed by SHMC, Seritage shall pay directly any or all Vendors providing Services to or for the benefit of Seritage. Seritage shall reimburse SHMC or its designee(s) for the costs of all third-party Personnel used to perform the Services under this Agreement on a cost plus [•]% basis. Except as otherwise provided for in this Agreement, each Party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

2.02 Payments. Seritage shall pay Fees in accordance with Section 10.19 of the Separation Agreement. Unless otherwise mutually agreed in writing, all amounts payable under this Agreement shall be reconciled weekly and the Party owing the net amount shall, make payment to the Party owed the net amount by electronic transfer of immediately available funds to a bank account designated by such owed Party from time to time. Monthly installments shall be included the first week’s reconciliation of each month. All amounts remaining unpaid for more than 15 days after their respective due date(s) shall accrue interest as set forth in Section 10.19 of the Separation Agreement until paid in full.

2.03 Taxes. The Parties hereby acknowledge that the Fees specified on Exhibit A do not include applicable taxes. Seritage shall be responsible for the payment of all taxes payable in connection with the Services, including sales, use, excise, value-added, business, service, goods and services, consumption, withholding and other similar taxes or duties, including taxes incurred on transactions between and among SHMC, its Affiliates, Vendors and Personnel, along with any related interest and penalties (“Transaction Taxes”). Seritage shall reimburse SHMC for any deficiency relating to Transaction Taxes that are Seritage’s responsibility under this Agreement. Notwithstanding anything in this Section 2.03 to the contrary, each Party shall be responsible for its own income and franchise taxes, employment taxes and property taxes, except as otherwise provided in the Separation Agreement or any of the other Ancillary Agreements. The Parties shall cooperate in Good Faith to minimize Transaction Taxes to the extent legally permissible. Each Party shall provide to the other Party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by such other Party.

ARTICLE III.

TERMINATION

3.01 Termination of an Individual Service for Convenience by Seritage. Subject to the next sentence, Seritage, upon 60 days’ prior written notice to SHMC, may reduce or terminate for Seritage’s convenience any individual Service at the end of a Seritage fiscal month. Seritage may not terminate an individual Service if the termination would adversely affect SHMC’s ability to perform another Service. If Seritage’s reduction or termination of a Service results in charges to SHMC or its Affiliate during the Term of this Agreement (e.g., termination charges or loss of volume discounts, severance for any Personnel no longer needed to provide Services), Seritage shall reimburse SHMC for such expenses.

3.02 Termination of the Agreement.

(a) Seritage may terminate this Agreement in the event of a material breach of this Agreement by the SHMC if SHMC fails to cure the breach within 30 days following receipt of written notice of the breach from Seritage. Seritage may terminate this Agreement in the event of a material breach of any of the payment obligations set forth in this Agreement by Seritage if Seritage or its lenders set forth on Exhibit C (the “Lenders”) fail to cure the breach within 30 days following receipt of written notice of the breach from SHMC (in the case of the Lenders, to the address set forth on such exhibit).

(b) Seritage’s breach of the Master Lease Agreement, dated as of [—], 2015, by and between [—], or the Separation Agreement (collectively, the “Cross Default Agreements”) constitutes a breach by Seritage of this Agreement (which breach may only be cured, if at all, in accordance with the express provisions of the affected Cross Default Agreement). Furthermore, if Seritage wrongfully terminates a Cross Default Agreement or if Seritage’s breach of a Cross Default Agreement results in the SHMC Entity counterparty terminating that agreement; then SHMC may also terminate this Agreement for cause. SHMC’s remedies under this Section 3.02 are in addition to and not in lieu of any and all other legal and equitable remedies available to SHMC upon Seritage’s breach of this Agreement.

(c) Following any foreclosure of any property of Seritage by the Lenders, the Lenders shall be entitled to reinstate this Agreement upon the terms set forth herein, provided that the “Service Period” shall be deemed to commence on the date of such foreclosure and continue until 5:00 p.m. (Central Time) on the last day of the month in which the 18 calendar month anniversary of the date of such foreclosure occurs and SHMC and the Lenders shall execute an appropriate amendment to this Agreement pursuant to which the Lenders or their designee shall become entitled to the rights and subject to the obligations of Seritage hereunder in respect of such property.

3.03 Obligations on Termination. Upon termination of this Agreement, Seritage shall return to SHMC, as soon as reasonably practicable, all equipment or other property of SHMC or its Affiliates, whether owned, leased, or licensed, and Seritage shall pay all outstanding Fees for Services rendered and Expenses incurred through the date this Agreement is terminated in accordance with its terms.

3.04 Termination of an Individual Service by SHMC. If an Affiliate of SHMC that provides a Service is unwilling or unable to provide the Service and: (i) the Affiliate of SHMC does not provide a similar service to SHMC or its other Affiliates on terms that are comparable to the terms of this Agreement, and (ii) SHMC is unable to retain a replacement Vendor to provide the Service on terms that are comparable to the terms of this Agreement, SHMC, upon providing 90-days’ prior written notice to Seritage, may terminate the Service, but the termination of the Service shall have no effect upon the provision of the other Services to Seritage. If an Affiliate or Vendor that provides a Service is unwilling or unable to allow Seritage to use the Service under the existing (or comparable) terms, and SHMC is unable to retain a replacement Vendor to provide the Service on terms that are comparable to the terms of this Agreement, SHMC, upon providing 90-days’ prior written notice to Seritage, may terminate the Service, but the termination shall have no effect upon the provision of the other Services to Seritage. If SHMC is unable to give Seritage 90-days’ prior written notice to Seritage due to a Vendor’s refusal to allow Seritage to use the Service for 90 days, then SHMC shall provide as much notice as possible.

ARTICLE IV.

CONFIDENTIALITY

4.01 Confidential Information. All Information provided by or on behalf of a Party to the other Party or its Affiliates under or in connection with this Agreement shall be subject to Sections 7.5 and 7.6 of the Separation Agreement, which shall apply hereto as if set forth herein, mutatis mutandis.

ARTICLE V.

INDEMNIFICATION; LIMITATION OF LIABILITY

5.01 Indemnification by Seritage. Seritage shall defend, indemnify and hold harmless each SHMC Indemnitee from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature related to or arising out of actions and failures or act by Personnel of Seritage or its Affiliates in connection this Agreement (“Seritage Claims”), except to the extent that such Seritage Claims are found by a final judgment or opinion of an arbitrator or a court of competent jurisdiction to be caused by (i) a breach of any provision of this Agreement by SHMC or (ii) any negligent act or omission, or willful misconduct, of SHMC, its Affiliates, or its or their respective directors, officers, employees, agents or representatives in performance of this Agreement.

5.02 Indemnification by SHMC. SHMC shall defend, indemnify and hold harmless each Seritage Indemnitee from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature arising from third-party claims, demands, litigation and suits that (a) relate to bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of SHMC, its Affiliates, or its or their respective directors, officers, employees, agents or representatives during the performance of the Services or (b) relate to the intentional infringement of any copyright or trade secret by an Asset owned by SHMC or its Affiliates and used by SHMC in the performance of the Services (together, “SHMC Claims”). Notwithstanding the foregoing obligations set forth in this Section 5.02, SHMC shall not be required defend, indemnify or hold harmless any Seritage Indemnitee to the extent that such SHMC Claims are found by a final judgment or opinion of an arbitrator or a court of competent jurisdiction to be caused by (i) a breach of any provision of this Agreement by Seritage, (ii) any negligent act or omission, or willful misconduct, of Seritage, its Affiliates, or its or their respective directors, officers, employees, agents or representatives in performance of this Agreement or (iii) with respect to infringement claims relating to (A) Seritage’s use of the Asset in combination with any product or information not provided by SHMC, (B) Seritage’s distribution, marketing or use for the benefit of third parties of the Asset, (C) Seritage’s use of the Asset other than as contemplated by this Agreement, (D) Seritage’s use of the asset that differs materially in scope, extent or intensity to that of SHMC or its Affiliates prior to the effective date of this Agreement, or (E) information, direction, specification or materials provided by or on behalf of Seritage. Seritage Claims and SHMC Claims are each individually referred to as a “Claim.”

5.03 Procedure. Any Claim under this Agreement shall be subject to Sections 5.5 through 5.11 of the Separation Agreement, which shall apply hereto as if set forth herein, mutatis mutandis.

5.04 Limitation of Liability. EXCEPT FOR (A) EACH PARTY’S INDEMNITY AND DEFENSE OBLIGATIONS AS SET FORTH IN SECTIONS 5.01, 5.02 AND 5.03 AND OTHER LIABILITIES TO UNAFFILIATED THIRD PARTIES, (B) ANY BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS AND (III) ANY BREACH OF SECTION 1.10, IN NO EVENT SHALL EITHER PARTY, THEIR RESPECTIVE AFFILIATES, OR ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONTRACTORS OR REPRESENTATIVES BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES, LOSSES OR EXPENSES (INCLUDING BUSINESS INTERRUPTION, LOST BUSINESS, LOST PROFITS, LOST DATA, LOST SAVINGS, DAMAGES TO SOFTWARE OR FIRMWARE, OR COST OF PROCURING OR TRANSITIONING TO SUBSTITUTE SERVICES), REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY. THE SOLE LIABILITY OF SHMC AND ITS AFFILIATES FOR ERRORS AND OMISSIONS IN THE SERVICES ARE LIMITED AS PROVIDED FOR IN SECTION 1.07, AND FOR ALL OTHER CLAIMS IN ANY MANNER RELATED TO THIS AGREEMENT ARE LIMITED TO THE PAYMENT OF DIRECT DAMAGES, NOT TO EXCEED (FOR ALL CLAIMS IN THE AGGREGATE) THE FEES RECEIVED BY SHMC UNDER THIS AGREEMENT DURING THE SIX MONTHS PRECEDING THE DATE SUCH CLAIM AROSE. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, SHMC SHALL NOT BE LIABLE FOR DAMAGES CAUSED BY SHMC’S VENDORS; PROVIDED, HOWEVER, THAT TO THE EXTENT PERMITTED IN A VENDOR AGREEMENT, SHMC SHALL PASS THROUGH TO SERITAGE APPLICABLE RIGHTS AND REMEDIES UNDER THE SUCH VENDOR AGREEMENT.

ARTICLE VI.

MISCELLANEOUS

6.01 Vendor Agreements. The Parties anticipate that SHMC shall be relying upon its and its Affiliates’ existing agreements with third parties to provide certain of the Services described herein (each, a “Vendor Agreement”) If (a) SHMC’s or its Affiliates’ costs, fees or expenses increase under the terms of a Vendor Agreement or (b) the Vendor demands or is entitled to additional costs, fees or expenses now or in the future, in each case, as a result of Seritage and/or its Affiliates receiving benefits under a Vendor Agreement, then, in addition to all other amounts due hereunder, Seritage shall be liable for its proportionate share of all increased or additional amounts under this Section 6.01, in each case as such amounts are determined by SHMC in Good Faith. SHMC shall notify Seritage promptly after it learns of any increased amounts due under the immediately preceding sentence and shall work with the Vendor in Good Faith to try to mitigate such increased or additional amounts. To the extent any such Vendor Agreement includes early termination fees or similar charges (the “Termination Fees”), Seritage shall be solely responsible for any such Termination Fees that SHMC or its Affiliates incur as a result of the Transaction and/or Seritage and/or its Affiliates ceasing to use the Services under this Agreement.

6.02 Computer Access. If either Party, its Affiliates or its or their respective Personnel are given access, whether on-site or through remote facilities, to any communications, computer, or electronic data storage systems (each, an “Electronic Resource”) of the other Party, its Affiliates or its or their respective Personnel in connection with this Agreement, then the Party on behalf of whom such access is given shall ensure that its Personnel’s use of such access shall be solely limited to performance or exercise of such Party’s duties and rights under this Agreement, and that such Personnel will not attempt to access any Electronic Resource other than those specifically required for the performance of such duties and/or exercise of such rights. The Party given access shall (a) limit such access to those of its and its Affiliates’ Personnel who need to have such access in connection with this Agreement, (b) advise the other Party in writing of the name of each of such Personnel who will be granted such access and (c) strictly follow all security rules and procedures for use of such Electronic Resources. All user identification numbers and passwords disclosed to a Party’s or its Affiliates’ Personnel and any information obtained by such Party’s or its Affiliates’ Personnel as a result of its access to, and use of, the other Party’s, its Affiliates’ or their respective Personnel’s Electronic Resources shall be deemed to be, and shall be treated as, Confidential Information of the Party on behalf of whom such access is granted. Each Party shall reasonably cooperate with the other Party in the investigation of any apparent unauthorized access by the other Party, its Affiliates or their respective Personnel to any Electronic Resources or unauthorized release of Confidential Information. Each Party shall promptly notify the other Party of any actual or suspected unauthorized access or disclosure of any Electronic Resource of the other Party, its Affiliates or their respective Personnel.

6.03 Survival. Each term of this Agreement that would, by its nature, survive the termination or expiration of this Agreement shall so survive, including the obligations of each Party to pay all amounts accrued hereunder and the provisions of Sections 1.10, 6.02 and 6.06 and Articles IV and V.

6.04 Equitable Relief. Each Party acknowledges that any breach by a Party of Section 1.10, 4 or 6.02 may cause the non-breaching Party and its Affiliates irreparable harm for which the non-breaching Party and its Affiliates have no adequate remedies at law. Accordingly, in the event of any actual or threatened default in, or breach of, the foregoing provisions, each Party shall be entitled to seek equitable relief, including specific performance, and injunctive relief, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. A Party seeking such equitable relief is not obligated to comply with Section 6.05 and may seek such relief regardless of any cure rights for such actual or threatened breach. Each Party waives all claims for damages by reason of the wrongful issuance of an injunction and acknowledges that its only remedy in such event is the dissolution of such injunction. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

6.05 Dispute Resolution. Except as provided for in Section 6.04, all Disputes related to this Agreement are subject to Article IV of the Separation Agreement.

6.06 Other Provisions. Sections 10.3 through 10.15 (other than the reference to Article IX of the Separation Agreement in Section 10.8), Sections 10.17 through 10.19 and 10.21 of the Separation Agreement shall apply to this Agreement as if set forth herein, mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

SEARS HOLDINGS MANAGEMENT CORPORATION

By:
Name:
Title:

SERITAGE GROWTH PROPERTIES, L.P.

By:
Name:
Title: